Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           TENGTU INTERNATIONAL CORP.

         TENGTU INTERNATIONAL CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of TENGTU International Corp. be amended by changing Paragraph 5 to read as follows:

                  "5. The maximum number of shares which the Corporation shall have the authority to issue is:

                  (a) 150,000,000 (One Hundred Fifty Million) Shares of Common Stock having a par value of $.01 per share; and

                  (b) 10,000,000 (Ten Million) Shares of Preferred Stock, having a par value of $.01 per share, being issuable in one or more series as hereinafter provided."

         SECOND: The foregoing amendment was duly approved and adopted by the directors and stockholders of said corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Amendment this 11th day of February 2004, and affirm that the statements contained herein are true under penalties of perjury.


                                            /S/ WILLIAM O.S. BALLARD
                                            ------------------------
                                            William O.S. Ballard,
                                            Chairman of the Board of Directors


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